Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

FISCAL 2017 FOURTH QUARTER AND FULL YEAR RESULTS

THE WOODLANDS, TEXAS, Monday, April 10, 2017 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2017 fourth quarter (Q4 FY 2017) and the fiscal year ended January 31, 2017 (FY 2017). On March 21, 2017, Layne previously announced selected and preliminary financial information for Q4 FY 2017.

Q4 FY 2017 Overview

•

Consolidated revenues declined 19% to $129.6 million in Q4 FY 2017 from $159.2 million in the fiscal 2016 fourth quarter (Q4 FY 2016) due to reduced Water Resources drilling activity in the western U.S., lower levels of subcontracted work at Inliner, and Heavy Civil’s continuing shift towards more selective opportunities.

•

Reported net loss from continuing operations for Q4 FY 2017 was ($33.1) million, or ($1.67) per share, compared to ($13.8) million, or ($0.70) per share, for Q4 FY 2016. Included in Q4 FY 2017 results were $14.2 million in restructuring costs, or ($0.72) per share, which included a $12.4 million non-cash currency translation adjustment associated with the closure of Mineral Services’ African and Australian entities. Q4 FY 2016 results included $3.2 million in restructuring costs, or ($0.16) per share, primarily related to severance costs and write-down of assets as part of Mineral Services' exit from its operations in Africa and Australia.

•	Adjusted EBITDA (a non-GAAP financial measure as defined below) was negative ($7.7) million in Q4 FY 2017 compared to $3.5 million in Q4 FY 2016.
•

At January 31, 2017, cash and cash equivalents were $69.0 million, and total debt was $162.3 million.  Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $141.3 million at January 31, 2017, compared to $145.0 million at October 31, 2016 and $131.7 million at January 31, 2016.

•

Total backlog was $360.0 million at January 31, 2017 compared to $244.1 million at October 31, 2016 and $346.3 million at January 31, 2016.   The increase in backlog was primarily due to new work in Heavy Civil.

•

On February 8, 2017, Layne entered into an Asset Purchase Agreement to sell substantially all of the assets of its Heavy Civil business for $10.1 million, subject to certain working capital adjustments.

FY 2017 Overview

•

Revenues for FY 2017 declined 12% to $602.0 million from $683.0 million in the fiscal year ended January 31, 2016 (FY 2016), due to reduced Water Resources’ drilling activity in the western U.S., Heavy Civil’s continuing shift towards more selective opportunities, and declines in Mineral Services reflecting the exit from operations in Africa and Australia.

•

Net loss from continuing operations for FY 2017 was ($52.2) million, or ($2.64) per diluted share, compared to ($52.9) million, or ($2.68) per diluted share, for FY 2016. Included in the FY 2017 results were restructuring costs of $17.3 million, or ($0.88) per diluted share, primarily related to exiting Mineral Services’ operations in Africa and Australia, as well as restructuring costs associated with the Water Resources’ business performance initiative.  Included in the FY 2016 results were restructuring costs of $17.9 million (including inventory write downs of $7.9 million), or ($0.91) per diluted share, primarily related to Mineral Services' exit from its operations in Africa and Australia.

•

Inliner’s revenues of $196.8 million in FY 2017 increased slightly from $193.7 million in FY 2016.  Adjusted EBITDA increased to $32.0 million in FY 2017 from $27.9 million in FY 2016.  During FY 2017, Inliner added additional capacity to its liner products manufacturing facility.

•	Unallocated corporate expenses decreased to $23.8 million in FY 2017 from $29.3 million in FY 2016 as a result of reduced headcount and lower accounting, legal and consulting expenses.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “We are extremely disappointed with our fourth quarter performance that was hampered by job losses at Water Resources and Heavy Civil; however we are confident that our recent actions will significantly improve profitability at Water Resources in the fiscal year ending January 31, 2018.  Importantly, both Inliner and Mineral Services delivered improved EBITDA during FY 2017.

“The sale of our Heavy Civil business, which is expected to close in May 2017, will enable us to focus on growing our core water infrastructure businesses, while reducing our overall risk exposure to large construction projects.

“Over two years ago, we embarked on a program to transform Layne that included a series of strategic, financial, operational and organizational initiatives. I am pleased that we have made significant progress in reshaping our portfolio, reducing our cost structure and positioning Layne for the future. Our objectives for fiscal 2018 are to significantly improve profitability at Water Resources, leverage our strengths at Inliner to further grow the business and take advantage of the emerging levels of activity in the minerals market. We are in the midst of a major transformation of the Company; we recognize there is more work to be done and we are confident that our efforts will be successful.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months		Fiscal Year
	Ended January 31,		Ended January 31,
(in thousands, except per share data)	2017	2016	2017	2016
Revenues	$129,617	$159,243	$601,972	$683,010
Cost of revenues (exclusive of depreciation, amortization, and impairment charges shown below)	(115,382)	(132,657)	(502,050)	(570,078)
Selling, general and administrative expenses (exclusive of depreciation, amortization, and impairment charges shown below)	(24,684)	(24,712)	(97,202)	(108,159)
Depreciation and amortization	(6,664)	(7,756)	(26,911)	(32,685)
Impairment charges	—	—	—	(4,598)
Equity in earnings (losses) of affiliates	739	1,521	2,655	(612)
Restructuring costs	(14,163)	(3,226)	(17,348)	(9,954)
Gain on extinguishment of debt	—	—	—	4,236
Interest expense	(4,222)	(4,665)	(16,883)	(18,011)
Other income, net	1,275	317	4,951	2,354
Loss from continuing operations before income taxes	(33,484)	(11,935)	(50,816)	(54,497)
Income tax benefit (expense)	404	(1,849)	(1,420)	1,635
Net loss from continuing operations	(33,080)	(13,784)	(52,236)	(52,862)
Net (loss) income from discontinued operations	—	(2,867)	—	8,057
Net loss	(33,080)	(16,651)	(52,236)	(44,805)
Net loss attributable to noncontrolling interests	—	28	—	28
Net loss attributable to Layne Christensen Company	$(33,080)	$(16,623)	$(52,236)	$(44,777)
Earnings (loss) per share information:
Loss per share from continuing operations - basic and diluted	$(1.67)	$(0.70)	$(2.64)	$(2.68)
(Loss) earnings per share from discontinued operations - basic and diluted	—	(0.14)	—	0.41
Loss per share - basic and diluted	$(1.67)	$(0.84)	$(2.64)	$(2.27)
Weighted average shares outstanding - basic and dilutive	19,791	19,789	19,786	19,730

	As of
	January 31,	January 31,
(in thousands)	2017	2016

Balance Sheet Data
Cash and cash equivalents	$69,000	$65,569
Working capital	105,545	131,280
Adjusted Working Capital (excluding cash and cash equivalents)	36,545	65,711
Total assets	436,151	488,657
Total debt	162,355	159,074
Total Layne Christensen Company equity	82,220	128,658
Common shares issued and outstanding	19,805	19,789

Summary of Operating Segment Data

The following table summarizes financial information for the Company's operating segments. A discussion of the results for Q4 FY 2017 for each segment compared to the prior year period, as well as a comparison of FY 2017 to FY 2016, follows the table.

	Three Months		Fiscal Year
	Ended January 31,		Ended January 31,
(in thousands)	2017	2016	2017	2016
Revenues
Water Resources	$36,217	$58,140	$204,577	$239,897
Inliner	45,818	52,365	196,845	193,704
Heavy Civil	29,689	35,064	137,189	164,905
Mineral Services	18,016	14,006	63,777	86,390
Intersegment Eliminations	(123)	(332)	(416)	(1,886)
Total revenues	$129,617	$159,243	$601,972	$683,010
Income (loss) from continuing operations before income taxes
Water Resources	$(11,174)	$138	$(17,551)	$5,867
Inliner	5,419	7,271	25,981	22,946
Heavy Civil	(3,928)	(1,939)	(5,187)	(6,882)
Mineral Services	(13,111)	(5,757)	(9,154)	(29,176)
Unallocated corporate expenses	(6,468)	(6,983)	(28,022)	(33,477)
Interest Expense/Other Items	(4,222)	(4,665)	(16,883)	(13,775)
Total loss from continuing operations before income taxes	$(33,484)	$(11,935)	$(50,816)	$(54,497)
Adjusted EBITDA
Water Resources	$(7,474)	$3,584	$(2,410)	$23,870
Inliner	7,057	8,562	32,036	27,949
Heavy Civil	(3,548)	(800)	(3,226)	(4,031)
Mineral Services	1,820	(1,855)	8,635	1,878
Unallocated corporate expenses	(5,580)	(5,992)	(23,830)	(29,319)
Total Adjusted EBITDA	$(7,725)	$3,499	$11,205	$20,347

Water Resources

	Three Months		Fiscal Year
	Ended January 31,		Ended January 31,
(in thousands)	2017	2016	2017	2016
Revenues	$36,217	$58,140	$204,577	$239,897
Adjusted EBITDA	(7,474)	3,584	(2,410)	23,870
Adjusted EBITDA as a percentage of revenues	(20.6%)	6.2%	(1.2%)	10.0%

Revenues for Water Resources decreased during Q4 FY 2017 primarily due to reduced activity in agricultural drilling projects in the western U.S., stemming largely from increased precipitation over the course of the past year. The decrease in Adjusted EBITDA for Q4 FY 2017 was primarily due to lower drilling activity as well as higher costs and margin degradation on six large projects.

For FY 2017, revenues declined by 15% primarily due to reduced activity in agricultural drilling projects in the western U.S. and lower pump and well-related equipment sales.   Adjusted EBITDA

decreased for the FY 2017 primarily due to reduced drilling activity, higher maintenance costs on equipment and higher costs and margin degradation on several large water well and injection well drilling projects.

Backlog was $49.2 million at January 31, 2017 compared to $59.9 million at October 31, 2016 and $97.6 million at January 31, 2016, reflecting reduced drilling opportunities in the western U.S.

Inliner

	Three Months		Fiscal Year
	Ended January 31,		Ended January 31,
(in thousands)	2017	2016	2017	2016
Revenues	$45,818	$52,365	$196,845	$193,704
Adjusted EBITDA	7,057	8,562	32,036	27,949
Adjusted EBITDA as a percentage of revenues	15.4%	16.4%	16.3%	14.4%

Revenues for Inliner decreased during Q4 FY 2017 primarily due to lower levels of subcontracted work compared to the prior year. The decrease in Adjusted EBITDA for Q4 FY 2017 was primarily due to lower margins on certain projects and higher selling, general and administrative expenses.

For FY 2017, revenues increased due in part to the increase in the number of crews, from 34 at the start of FY 2016 to 38 crews at the end of FY 2017. Increased activity and a favorable product mix of larger diameter pipe projects also contributed to the increase in revenues. The increase in Adjusted EBITDA for FY 2017 includes improved results across most operating regions as compared to the prior year.  The increase in Adjusted EBITDA as a percentage of revenues was attributable to a higher volume of large diameter pipe installations combined with increased crew efficiency.

Backlog increased to $117.4 million at January 31, 2017 compared to $112.4 million at October 31, 2016 and $113.6 million at January 31, 2016.

Heavy Civil

	Three Months		Fiscal Year
	Ended January 31,		Ended January 31,
(in thousands)	2017	2016	2017	2016
Revenues	$29,689	$35,064	$137,189	$164,905
Adjusted EBITDA	(3,548)	(800)	(3,226)	(4,031)
Adjusted EBITDA as a percentage of revenues	(12.0%)	(2.3%)	(2.4%)	(2.4%)

Revenues for Heavy Civil decreased for Q4 FY 2017 primarily as a result of reduced volume due to the continuing strategic shift towards more selective opportunities, including negotiated and alternative delivery contracts, and less emphasis on traditional fixed-price contracts.  Adjusted EBITDA declined for Q4 FY 2017 primarily due to margin reductions on the close-out of three projects.

For FY 2017, revenues declined primarily as a result of reduced volume of contracts due to the continuing strategic shift towards more selective opportunities. Adjusted EBITDA for FY 2017 improved by $0.8 million due to improved job margins.

Backlog was $193.4 million at January 31, 2017 compared to $71.8 million at October 31, 2016 and $135.1 million at January 31, 2016.

Mineral Services

	Three Months		Fiscal Year
	Ended January 31,		Ended January 31,
(in thousands)	2017	2016	2017	2016
Revenues	$18,016	$14,006	$63,777	$86,390
Adjusted EBITDA	1,820	(1,855)	8,635	1,878
Adjusted EBITDA as a percentage of revenues	10.1%	(13.2%)	13.5%	2.2%

Revenues for Mineral Services increased for Q4 FY 2017 primarily due to increased activity in the western U.S. and Brazil. The increase in Adjusted EBITDA for Q4 FY 2017 was due primarily to higher asset utilization and increased margins in the western U.S., Mexico and Brazil.

For FY 2017, revenues declined primarily due to the exit from operations in Africa and Australia during FY 2016, which contributed to approximately $12.4 million in revenue decline for FY 2017.  Lower activity levels in the United States and Mexico during the first half of the year also contributed to the decline in revenues.  Adjusted EBITDA increased for FY 2017 due to a $2.2 million value added tax recovery during the current year, $1.1 million in increased dividends from our Latin American affiliates, and increased margins in Brazil and Mexico.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in Adjusted EBITDA were $5.6 million for Q4 FY 2017, compared to $6.0 million for the same period last year.  Expenses for FY 2017 were $23.8 million, compared to $29.3 million for FY 2016. The improvement was primarily due to reductions in legal and professional fees, as well as lower compensation expenses related to reduced headcount.

Use of Non-GAAP Financial Information

Layne uses Adjusted EBITDA to assess performance which is not defined in generally accepted accounting principles (GAAP). Layne’s measure of Adjusted EBITDA, which may not be comparable to other companies’ measure of Adjusted EBITDA, represents income or loss from continuing operations before interest, taxes, depreciation and amortization, non-cash share-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as impairment charges, restructuring costs, gain on extinguishment of debt, and certain other gains or losses, plus dividends received from affiliates. The Company believes that the presentation of Adjusted EBITDA included in this report helps management understand and evaluate the Company’s operating performance and trends and provides useful information to both management and investors. In addition, Layne uses Adjusted EBITDA as a factor in incentive compensation decisions and its credit facility agreement uses measures similar to Adjusted EBITDA to measure compliance with certain covenants. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

The following table reconciles Adjusted EBITDA to income (loss) from continuing operations before income taxes, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

					Unallocated
Three Months Ended January 31, 2017	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$36,217	$45,818	$29,689	$18,016	$—	$(123)	$129,617

(Loss) income from continuing operations before income taxes	$(11,174)	$5,419	$(3,928)	$(13,111)	$(6,468)	$(4,222)	$(33,484)
Interest expense	—	—	—	—	—	4,222	4,222
Depreciation expense and amortization	2,918	1,535	364	1,570	277	—	6,664
Non-cash equity-based compensation	72	43	38	57	585	—	795
Equity in earnings of affiliates	—	—	—	(739)	—	—	(739)
Restructuring costs	896	46	15	13,078	128	—	14,163
Other (income) expense, net	(186)	14	(37)	(964)	(102)	—	(1,275)
Dividends received from affiliates	—	—	—	1,929	—	—	1,929
Adjusted EBITDA	$(7,474)	$7,057	$(3,548)	$1,820	$(5,580)	$—	$(7,725)

					Unallocated
Three Months Ended January 31, 2016	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$58,140	$52,365	$35,064	$14,006	$—	$(332)	$159,243

(Loss) income from continuing operations before income taxes	$138	$7,271	$(1,939)	$(5,757)	$(6,983)	$(4,665)	$(11,935)
Interest expense	—	—	—	—	—	4,665	4,665
Depreciation expense and amortization	3,346	1,257	552	2,186	415	—	7,756
Non-cash equity-based compensation	86	42	37	64	488	—	717
Equity in losses of affiliates	—	—	—	(1,521)	—	—	(1,521)
Restructuring costs	(6)	—	721	2,875	(20)	—	3,570
Other (income) expense, net	20	(8)	(171)	(266)	108	—	(317)
Dividends received from affiliates	—	—	—	564	—	—	564
Adjusted EBITDA	$3,584	$8,562	$(800)	$(1,855)	$(5,992)	$—	$3,499

					Unallocated
Fiscal Year Ended January 31, 2017	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$204,577	$196,845	$137,189	$63,777	$—	$(416)	$601,972

(Loss) income from continuing operations before income taxes	$(17,551)	$25,981	$(5,187)	$(9,154)	$(28,022)	$(16,883)	$(50,816)
Interest expense	—	—	—	—	—	16,883	16,883
Depreciation expense and amortization	12,056	5,551	1,609	6,343	1,352	—	26,911
Non-cash equity-based compensation	297	380	150	208	2,509	—	3,544
Equity in earnings of affiliates	—	—	—	(2,655)	—	—	(2,655)
Restructuring costs	3,204	118	424	13,321	281	—	17,348
Other (income) expense, net	(416)	6	(222)	(4,369)	50	—	(4,951)
Dividends received from affiliates	—	—	—	4,941	—	—	4,941
Adjusted EBITDA	$(2,410)	$32,036	$(3,226)	$8,635	$(23,830)	$—	$11,205

					Unallocated
Fiscal Year Ended January 31, 2016	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$239,897	$193,704	$164,905	$86,390	$—	$(1,886)	$683,010

Income (loss) from continuing operations before income taxes	$5,867	$22,946	$(6,882)	$(29,176)	$(33,477)	$(13,775)	$(54,497)
Interest expense	—	—	—	—	—	18,011	18,011
Depreciation expense and amortization	13,486	4,455	2,593	10,317	1,834	—	32,685
Non-cash equity-based compensation	413	661	258	287	2,198	—	3,817
Equity in losses of affiliates	—	—	—	612	—	—	612
Impairment charges	4,598	—	—	—	—	—	4,598
Restructuring costs	(1)	14	765	16,760	321	—	17,859
Gain on extinguishment of debt	—	—	—	—	—	(4,236)	(4,236)
Other income, net	(493)	(127)	(765)	(774)	(195)	—	(2,354)
Dividends received from affiliates	—	—	—	3,852	—	—	3,852
Adjusted EBITDA	$23,870	$27,949	$(4,031)	$1,878	$(29,319)	$—	$20,347

Conference Call

Layne will conduct a conference call at 9:00 AM ET / 8:00 AM CT Tuesday, April 11, 2017, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through April 18, 2017 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13654035#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: estimates and assumptions regarding the Company’s strategic direction and business strategy, the timely and effective execution of the Company’s turnaround strategy for Water Resources, the extent and timing of a recovery in the mining industry, prevailing prices for various commodities, longer term weather patterns, unanticipated slowdowns in Layne’s major markets, the availability of credit, the risks and uncertainties normally incident to Layne’s construction industries, the impact of competition, the effect of any deregulation or other initiatives by the Trump Administration, the effectiveness of operational changes expected to reduce operating expenses and increase efficiency, productivity and profitability, the satisfaction of all of the closing conditions for the sale of the Company’s Heavy Civil business segment in a timely manner, the availability of equity or debt capital needed for the business, including the refinancing of the Company’s existing indebtedness as it matures, worldwide economic and political conditions and foreign currency fluctuations that may affect Layne’s results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and we assume no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com